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                                                                   EXHIBIT 10.32

                              EMPLOYMENT AGREEMENT

                                (Nathanael Lentz)

         This EMPLOYMENT AGREEMENT, dated December 23, 2002 (this "Agreement"), is between VerticalNet, Inc., a Pennsylvania corporation (the "Company"), and Nathanael Lentz (the "Employee"). This Agreement amends and restates the Employment Agreement, dated October 1, 2001, between the Company and the Employee (the "October 2001 Agreement").

         The Company and the Employee, each intending to be legally bound by this Agreement, agree as follows:

1.       Employment

This Agreement is effective retroactively to November 13, 2002 (the "Effective Date"). The Employee shall be the President and CEO of the Company and shall perform duties consistent with this position as are assigned by the Board of Directors of the Company (the "Board").

2.       Performance

The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement, however, the Employee may
(a) serve on civic or charitable boards or committees, (b) serve on corporate boards as a non-employee board member and (c) manage Employee's personal investments. The Employee must inform the Company of any corporate boards on which he serves. The Employee cannot serve on any corporate board that would violate the Employee's non-competition restrictions.

3.       Term

The initial term of employment under this Agreement (the "Initial Term") begins on the Effective Date and extends for 2 years. This Agreement renews automatically for one year renewal terms (a "Renewal Term") unless either the Employee or the Company gives the other party written notice of nonrenewal at least one year before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a 2 year Renewal Term upon a Change of Control, as defined in Section 12, beginning on the date of the Change of Control. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the "Employment Term"). The Employment Term may be terminated early as provided in Sections 7 through 12 of this Agreement.

4.       Salary

The Employee's annual salary (the "Salary") is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $350,000 (the "Initial Salary"). The Board or the Compensation Committee shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

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5.       Bonuses

The Employee shall be entitled to participate in any bonus programs established by the Board or the Compensation Committee for senior executives generally. The Employee's target bonus shall be equal to 50% of the Salary (the "Target Bonus"). All bonus programs, as well as the goals for achieving the Target Bonus, are at the discretion of the Board or the Compensation Committee.

If at any time during the Employment Term, a Sale of the Company occurs or is the subject of a binding definitive agreement, then upon the Sale of the Company, the Company shall pay to you a lump sum cash payment, less applicable federal, state and local tax deductions, if any (the "Sale of Company Bonus"). The amount of the Sale of Company Bonus shall be no less than $75,000 and no more than $150,000. If the value of the Sale of the Company, as determined by the Board of Directors, through one or more transactions, is in excess of $5,000,000, then the amount of the Sale of Company Bonus shall be equal to the $75,000 minimum plus an additional $75 for each additional $10,000 of value in excess of $5,000,000, to a maximum Sale of Company Bonus of $150,000.

The term "Sale of the Company" means any one of the following transactions if the common shareholders of the Company receive, directly or indirectly, any portion of the consideration from such transaction or, if the Company receives the proceeds of the sale, if there are any proceeds remaining after payment of creditors:

              1. any sale of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions),

              2. any merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (A) the Company, (B) any entity which owns (directly or indirectly) the stock of the Company, (C) any entity with which the Company has merged, or (D) any entity that owns an entity with which the Company has merged.

6.       Confidential Information, Non-Competition and Non-Solicitation

The Employee agrees to continue to be covered by the terms of the Employment, Confidential Information, Invention and Non-Competition Agreement that the Employee entered into upon the commencement of employment with the Company, except that the restrictive period after termination of employment in Section 6 (titled: Non-Solicitation of Customers and Employees; Non-Competition) shall be 12 months instead of 18 months.

7.       Death

If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee's executors, administrators, heirs, assigns or any other person claiming under or

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through the Employee, except (a) that the Employee's estate shall receive any unpaid Salary that has accrued through the date of termination, and (b) the Employee's outstanding options are accelerated for an additional period of 6 months that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the option vesting schedule using a monthly basis instead of the scheduled vesting dates.

8.       Total Disability

If the Employee becomes "totally disabled," then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination,
(b) continued Salary for 3 months following the date the Employee is considered totally disabled, and (c) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company.

The term "totally disabled" means: (a) if the Employee is considered totally disabled under the Company's group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

9.       Termination for Cause

The Company may terminate the Employee for "cause" immediately upon notice from the Company. If the Employee is terminated for "cause", then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination.

The term "cause" means: (a) the Employee is convicted of a felony, or (b) in the reasonable determination of the Board, the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee's duties in the course of his employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee's obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company, that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee's employment with the Company.

10.      Termination by the Employee

The Employee may terminate this Agreement by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive any unpaid Salary that has accrued through the termination date. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 6 of this Agreement.

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Notwithstanding this Section 10, after a Change of Control, the Employee shall have the right during the applicable periods under Section 12 to terminate this Agreement and receive the compensation and benefits set forth under Section 12.

11.       Termination without Cause by the Company

The Company may terminate the Employee without "cause" by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this notice period and set an earlier termination date. If the Employee is terminated without "cause," then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

               (1) the Company will pay to the Employee a lump sum severance payment (the "Severance Payment") in the amount equal to one year of the Salary then in effect, and

               (2) the Employee's group healthcare (medical, dental and prescription drug) coverage will be continued for one year, to be paid in full by the Company, and

               (3) the Employee's covenants against non-competition (as described in Section 6 of this Agreement) shall be reduced to a 6 month period from the termination date, from 12 month period contained in Section 6 of this Agreement, and

               (4) unvested options granted to the Employee in 2001 are accelerated for a total period equal to 6 months plus one additional month for each month that the Employee has been employed by the Company, that is applied between scheduled vesting dates to accelerate vesting on the pro rata portion of the option vesting schedule using a monthly basis instead of the scheduled vesting dates, and

               (5) all options granted in 2001 that are vested (including accelerated vesting) at termination will remain exercisable for 5 years after termination of employment, but not longer than the total life of the options, and

               (6) the Employee will not receive any accrued vacation or bonus payments, and

               (7) the Employee and the Company will enter into a mutual general release.

12.       Change of Control

Upon a Change of Control, the Employee's outstanding Company restricted stock units will become fully vested, even if the Employee continues to be employed by the Company.

During the 2 year period after a Change of Control, if the Employee terminates this Agreement for "Good Reason" by giving the Company written notice of termination one month in advance of the termination date (which the Employee shall have the right to do during this 2 year period), then (1) all the rights, benefits and obligations under Section 11 of this Agreement for termination without "cause" by the Company shall apply, and (2) the Employee shall receive in addition a Change of Control Bonus (as defined below).

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During the 3 month period after a Change of Control, if the Employee terminates this Agreement for any reason by giving the Company written notice of termination one month in advance of the termination date (which the Employee shall have the right to do during this 3 month period), then (1) all the rights, benefits and obligations under Section 11 of this Agreement for termination without "cause" by the Company shall apply, and (2) the Employee shall receive in addition a Change of Control Bonus (as defined below).

The term "Change of Control" means:

               (a) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions),

               (b) dissolution or liquidation of the Company,

               (c) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting securities (based upon voting power), or

               (d) any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

The term "Good Reason" means:

               (a) the transfer, without the Employee's prior written consent, to a location that is more than 50 miles from the Employee's principal place of business immediately preceding the transfer,

               (b) a material reduction of the Employee's authority, duties or responsibilities after the Employee has provided the Company with reasonable notice and an opportunity to cure,

               (c) any failure of the Company materially to comply with and satisfy the terms of this Agreement, or

               (d) the nonrenewal of this Agreement by the Company, or

               (e) any action resulting in the Employee no longer being the Chief Executive Officer of the Company.

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The term "Change of Control Bonus" means:

                  (a) in the event of a Change of Control that occurs during the period from the Effective Date through November 13, 2003 (the "Measurement Period"), a bonus amount equal to the pro rata portion of the Target Bonus calculated based on the date that the Change of Control occurs during the Measurement Period.

                  (b) in the event of a Change of Control that occurs after the Measurement Period, a bonus amount equal to the Target Bonus.

13.      Parachute Payment

Notwithstanding anything to the contrary in this Agreement, if the Employee is a "disqualified individual" (as defined in Section 280G(c) of the Code), and any severance benefit provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company and its affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then Severance Payment together with the Change of Control Payment provided hereunder shall be either:

                  (a) reduced (but not below zero) so that the present value of such total amounts received by Employee will be one dollar ($1.00) less than three times the Employee's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code or

                  (b) paid in full,

         whichever of (a) or (b) produces the better net after-tax position to the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).

The determination as to whether any such reduction in the amount of the severance benefit is necessary shall be made initially by the Company in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times the Employee's base amount, then the Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

14.      Governing Law

This Agreement is governed by Pennsylvania law.

15.      Entire Agreement; Amendments

This Agreement sets forth the entire understanding among the parties hereto, and shall supercede all prior employment, severance and change of control agreements, including the October 2001 Agreement, and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company.

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This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

16.      No Assignment

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

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     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

                                         VERTICALNET, INC:



                                         By:  /s/ Michael J. Hagan
                                              --------------------------------
                                              Name: Michael J. Hagan
                                              Title: President and CEO


                                         EMPLOYEE:


                                              /s/ Nathanael V. Lentz
                                              --------------------------------
                                              Name: Nathanael Lentz

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